EXHIBIT 10.1

December 4, 2012

Dr. Morris S. Young
c/o 4281 Technology Drive
Fremont, CA 94538

Dear Morris:

The purpose of this letter is to amend and restate your employment arrangement with AXT, Inc. (“AXT” or the “Company”) on the following terms (the “Agreement”):

1.
Position. Your position will continue to be Chief Executive Officer, reporting to the Company’s Board of Directors.  Your principal place of employment will continue to be Fremont, California.  You will continue to devote your full time, ability, attention, energy, knowledge, skill, and productive employment time solely to performing your duties as an employee of AXT.  You will continue to comply with all of AXT’s rules and policies.  However, except as specifically described below, if there is any conflict between any such rule or policy and the terms of this letter, the latter will continue to prevail.

2.	Compensation.

(a)	Your salary will continue to be $375,000 per annum, less applicable withholding, payable in equal biweekly installments in accordance with the Company’s regular payroll policies.

(b)
You will be eligible to participate in the annual bonus plan established by the Compensation Committee of the Board of Directors for executive officers of the Company.  For fiscal year 2012, the target bonus amount payable to you under this plan will continue to be 75% of your base salary.  Your bonus payment eligibility for fiscal year 2012 will be based on the achievement of specific goals and performance objectives previously established by the Compensation Committee for all executive officers for fiscal year 2012.

(c)	You will continue to remain as a member of the Board of Directors of the Company (the “Board”), but will not receive any compensation for your services as a director.

3.
Employee Benefits.  During the term of this Agreement, you will continue to be eligible for all of the Company’s standard benefits for employees at your level.  You will continue to be eligible for health insurance coverage from the date of commencement of your employment.  You will continue to be eligible for four weeks of vacation per year.  Your participation in the Company’s 401(k) plan will, to the extent allowed by the terms of the plan, be fully vested from the commencement of your employment.  Spousal travel benefits will be considered if you are required to maintain a prolonged stay in China on behalf of the Company.

4.
Outside Activities.  While employed by AXT, and unless otherwise agreed in writing, you will not:  (a) undertake any other form of employment or other activity that may negatively affect the performance of your duties as an employee of AXT; (b) directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director, or in any other capacity, engage or assist any third party in engaging in any business competitive with the business of AXT or any parent, subsidiary or affiliate.  You will not engage in unfair competition with AXT or any parent, subsidiary or affiliate, aid others in any unfair competition with AXT or any parent, subsidiary or affiliate, in any way breach the confidence that AXT or any parent, subsidiary or affiliate has placed in you.

5.
Termination Without Cause.  We are entering into this Agreement because we hope to have a long and productive relationship.  However, if the Company terminates your employment with the Company other than for “Cause” (as defined below), as it reserves the right to do at any time, and if you execute and do not revoke a general release of claims in a form acceptable to AXT (a “Release”) by the Release Deadline Date (as defined in Appendix A), you will receive the following severance benefits:  (a) continuing payment of your last base salary for one (1) year after the date your employment terminates, payable in accordance with the Company’s normal payroll procedures; and (b) provided you timely elect to continue your health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or applicable state continuation coverage law (“COBRA”), the Company will reimburse you for the premiums necessary to maintain your health insurance coverage for a period of twenty-four (24) months following termination of your employment payable in accordance with the Company’s normal reimbursement policies; provided, however, that if the Company, in its sole and reasonable discretion, determines that it cannot reimburse you for the COBRA premiums without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the date of such termination, which payments will be made regardless of whether you elect COBRA continuation coverage, and will be payable in accordance with the Company’s normal payroll procedures.  Notwithstanding the foregoing, in no event shall you continue to receive any benefits under this Section if you resign, are terminated for Cause (as defined below), or if your employment ends because of your death or disability, nor shall you receive any severance benefit under this Section on or after the date on which you begin employment with another employer.  If you terminate your employment with AXT and you are or could receive in the future severance payments or benefits pursuant to this Section, you shall promptly give notice to the Chairman of the Board of AXT of any new employment you begin on or after the date of such termination.

6.
Termination for Cause.  You may be terminated at any time, without notice for “Cause.”  The definition of “Cause” is as follows: (a) You commit any act of fraud, misappropriation, theft, dishonesty, or other act of moral turpitude; (b) You breach or neglect the duties you are required to perform as President and Chief Executive Officer; (c) You engage in willful misconduct in the performance of your duties hereunder, commit insubordination (in the sole, reasonable discretion of AXT’s Board of Directors), or otherwise fail to perform your duties hereunder as directed by AXT’s Board of Directors; (d) You are guilty of, convicted of, or plead guilty or nolo contendre to, a felony, crime of moral turpitude or other serious offense; or (e) You fail to comply with AXT’s Code of Business Conduct or Ethics, or violate, in any material respects, your obligations in connection with certification of any periodic reports filed by AXT with the Securities and Exchange Commission.

AXT’s total liability to you in the event of termination of your employment under this Section shall be limited to the payment of your salary and other earned compensation through the effective date of termination.

7.
Termination following a Change of Control.  In the event that, after a Change of Control (as defined below), (i) you are terminated by the Company without Cause or (ii) you terminate your employment with the Company as a result of a Constructive Termination (as defined below), and if you execute and do not revoke a Release by the Release Deadline Date, you will receive the following severance benefits:  (a) continuing payment of your last base salary for eighteen (18) months after the date your employment terminates, payable in accordance with the Company’s normal payroll procedures; (b) provided you timely elect to continue your health insurance benefits under the applicable COBRA laws, the Company will reimburse you for the premiums necessary to maintain your health insurance coverage for a period of twenty-four (24) months following termination of your employment payable in accordance with the Company’s normal reimbursement policies; provided, however, that if the Company, in its sole and reasonable discretion, determines that it cannot reimburse you for the COBRA premiums without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the date of such termination, which payments will be made regardless of whether you elect COBRA continuation coverage, and will be payable in accordance with the Company’s normal payroll procedures; and (c) full vesting acceleration and exercisability of any outstanding Company equity awards that are not otherwise accelerated in accordance with Section 8 below.  Notwithstanding the foregoing, in no event shall you continue to receive any benefits under this Section if you resign, are terminated for Cause (as defined below), or if your employment ends because of your death or disability, nor shall you receive any severance benefit under this Section on or after the date on which you begin employment with another employer.  If you terminate your employment with AXT or the acquiring company and you are or could receive in the future severance payments or benefits pursuant to this Section 7, you shall promptly give notice to the Chairman of the Board of AXT or the acquiring company of any new employment you begin on or after the date of such termination.

For purposes of this Section 7, a “Change of Control” shall mean a merger, consolidation, sale of substantially all assets of the Company or transfer of beneficial ownership (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of outstanding shares of the capital stock of the Company by 1 (one) or more shareholders of the Company, in which the shareholders of the Company immediately prior to such merger, consolidation, sale or transfer do not own at least 50% (fifty percent) of the combined voting power of the capital stock of the Company or surviving or successor corporation or entity immediately after such transaction.  Notwithstanding the foregoing, a Company transaction that does not constitute a change in control event under Treasury Regulation Section 1.409A-3(i)(5)(v) or Treasury Regulation Section 1.409A-3(i)(5)(vii) shall be not be considered a Change of Control for purposes of this Agreement.

“Cause” shall be as defined in Section 6, above.  “Constructive Termination” for purposes of this Section 7, only, shall mean your resignation within thirty (30) days of the expiration of the Cure Period (as defined below) following the occurrence of any of the following, without your prior written consent:  (i) a greater than 15% (fifteen percent) reduction by the Company in your total compensation in effect immediately prior to such reduction (unless in connection with a reduction effecting all other executive officers of the Company similarly); or (ii) a requirement that you relocate to a new place of work that exceeds by at least 50 (fifty) miles the commute distance from your principal place of residence in the Fremont area to the AXT, Inc. Corporate Offices in Fremont prior to the time of the Change of Control; or (iii) a material adverse change in your position, causing such position to be of significantly less stature or of significantly less responsibility (it being understood that a mere change in title not otherwise resulting in the material adverse change described in this clause (iii) will not be deemed a Constructive Termination hereunder).  Notwithstanding the foregoing, you will not resign for Constructive Termination without first providing the Company with written notice of the acts or omissions constituting the grounds for “Constructive Termination” within ninety (90) days of the initial existence of the grounds for “Constructive Termination” and a reasonable cure period of not less than thirty (30) days following the date of such notice (the “Cure Period”).

8.
Treatment of Equity Compensation Following a Change of Control.  Notwithstanding any provision to the contrary contained in any plan or agreement evidencing your outstanding Company equity awards, in the event of a Change of Control in which the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), does not assume the Company’s rights and obligations under the then-outstanding portion of your Company equity awards held by you or substitute for such portion of the Company equity awards substantially equivalent equity awards for the Acquiror’s stock, then the vesting and exercisability of such Company equity awards shall be accelerated in full effective as of the date ten (10) days prior to but conditioned upon the consummation of the Change of Control, provided that you remain an employee or other service provider with the Company immediately prior to the Change of Control.  Except as set forth above, the treatment of stock-based compensation upon the consummation of a Change of Control shall be determined in accordance with the terms of the plans or agreements providing for such equity awards.

9.
Indemnification.  The Company agrees to indemnify you against any claims that arise in connection with your service as an Officer or Director of the Company pursuant to the Company’s standard form of indemnification agreement and applicable law.

10.
Directors and Officers Insurance.  Directors and Officers Insurance is currently maintained by the Company and, to the extent that such insurance remains available to the Company upon terms acceptable to the Company, the Company will use its best commercial efforts to continue to maintain such insurance at such levels as the Company’s Board of Directors may from time to time approve.

11.	Arbitration

(a)	Arbitration Required.

Any and all disputes, claims, or controversies  or disputes with anyone (including the Company and an employee, officer, director, shareholder, or benefit plan of the Company, in their capacity as such or otherwise) arising out of, relating to, or resulting from your employment with AXT or the termination of that employment shall be subject to binding arbitration under the arbitration provisions set forth in California Code of Civil Procedure sections 1280 through 1294.2 (the “CCP Act”), and pursuant to California law.  The Federal Arbitration Act shall continue to apply with full force and effect notwithstanding the application of procedural rules set forth in the CCP Act.   This agreement to arbitrate includes all local, state, or federal statutory or common law claims, including but not limited to claims arising under the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, and the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes-Oxley Act, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, claims of harassment, discrimination, and wrongful termination, and any other statutory or common law claims.  Nothing in this Agreement constitutes a waiver of your rights under Section 7 of the National Labor Relations Act.  This Agreement to arbitrate applies to any disputes that the Company may have with you.

(b)	Costs or Fees.

The Company shall pay for any administrative and hearing fees charged by the arbitrator or JAMS, except that you shall pay any filing fees associated with any arbitration that you initiate, but only so much of the filing fees as you would have instead paid had you filed a complaint in a court of law.

(c)	Representation.

You may, but are not required to, have an attorney represent him in preparation for and during the arbitration.  If you decide to use an attorney, you shall be solely responsible for the payment of his or her attorney’s fees and costs, subject to any statutory authority of the arbitrator to order reimbursement by Company.

(d)	Arbitration Procedure.

All disputes subject to arbitration under this Agreement shall be resolved pursuant to the then current Employment Arbitration Rules and Procedures of the Judicial Arbitration and Mediation Service, which are available at http://www.jamsadr.com/rules-employment-arbitration/  and from Human Resources.  The arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss and demurrers, applying the standards set forth under the California Code of Civil Procedure. The arbitrator shall issue a written decision on the merits and the arbitrator shall have the power to award any remedies available under applicable law.  The arbitrator shall award attorneys’ fees and costs to the prevailing party, where provided by applicable law.  The decree or award rendered by the arbitrator may be entered as a final and binding judgment in any court having jurisdiction thereof.    The arbitrator shall administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure and the California Evidence Code, and the arbitrator shall apply substantive and procedural California law to any dispute or claim, without reference to rules of conflict of law.  To the extent that the JAMS rules conflict with California law, California law shall take precedence.

(e)	Location.

The location of any arbitration under this Agreement shall be in Alameda County or San Francisco, California.

(f)	Sole Remedy.

Except as provided by the CCP Act and this Agreement, arbitration shall be the sole, exclusive, and final remedy for any dispute between you and the Company.  Accordingly, except as provided for by the CCP Act and this Agreement, neither you nor the Company will be permitted to pursue or participate in court action regarding claims that are subject to arbitration.

(g)	Administrative Relief.

This Agreement does not prohibit you from pursuing an administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Board.  This Agreement does, however, preclude you from pursuing court action regarding any such claim, except as permitted by law.

(h)	Survival.

Your agreement to arbitrate and the terms of this Section 11 will survive the termination of your employment with Company.

(i)	Acknowledgment.

YOU ACKNOWLEDGE AND AGREE THAT YOU ARE ENTERING INTO THIS AGREEMENT VOLUNTARILY AND WITHOUT ANY DURESS OF UNDUE INFLUENCE BY THE COMPANY OR ANYONE ELSE.  YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE CAREFULLY READ THIS AGREEMENT AND ASKED ANY QUESTIONS THAT YOU MAY HAVE NEEDED TO UNDERSTAND THE TERMS, CONSEQUENCES, AND BINDING EFFECT OF THIS AGREEMENT AND FULL UNDERSTAND IT, INCLUDING THAT YOU ARE WAIVING YOUR RIGHT TO A JURY TRIAL.  YOU ALSO AGREE THAT YOU HAVE BEEN PROVIDED AN OPPORTUNITY TO SEEK THE ADVICE OF AN ATTORNEY OF YOUR CHOICE BEFORE YOU SIGN THIS AGREEMENT.

12.	Governing Law. This agreement will be governed in accordance with the laws of California without reference to principles of conflicts of law.

13.
Entire Agreement.  This Agreement, together with the Confidential Information and Inventions Agreement you must sign as a condition of beginning employment, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, representations, or agreements, including, for the avoidance of doubt, the original offer letter entered into between you and the Company dated July 16, 2009.  Any ambiguity in this Agreement shall not be construed against either party as the drafter.

14.
Modification or Waiver.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized member of the Board of Directors.  Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach.

15.
Successors and Assigns.  This Agreement shall bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.

16.
Severability.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified by the court so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible.

17.	Counterparts. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

If the foregoing is acceptable, please execute a copy of this letter where provided below and return it to me.

Sincerely,

/s/ Jesse Chen
Jesse Chen, Chairman of the Board

The foregoing amended and restated offer of employment is accepted on the terms presented.

/s/ Morris S. Young
Dr. Morris S. Young

Date: December 4, 2012

Appendix A

1.
Release of Claims.  The receipt of any severance payments and benefits pursuant to the Agreement is conditioned upon you executing and not revoking a Release.  The Release must become effective and irrevocable no later than sixty (60) days following your termination of employment with the Company (such date, the “Release Deadline Date”).  No severance payments and benefits under this Agreement will be paid or provided until the Release becomes effective and irrevocable.  If the Release does not become effective and irrevocable by the Release Deadline Date, Executive will forfeit any rights to severance or benefits under this Agreement. If the Release becomes effective by the Release Deadline Date, severance payments and benefits under this Agreement will be paid (or, in the case of installments, will commence) within ten (10) days of the date the Release becomes effective and irrevocable, but not later than March 15th of the year following the year of your termination, subject to any delay required by Sections 2(b) or 2(c) below.

2.	Section 409A.

(a)
It is the intent of this Agreement that all payments and benefits hereunder comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder and any applicable state law requirements (“Section 409A”) so that none of the payments and benefits to be provided under this Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply.  Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.  You and the Company agree to work together in good faith to consider amendments to the Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.

(b)
Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to you, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, “Deferred Compensation”) or otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A.  Any severance payments or benefits under this letter that would be considered Deferred Compensation will be paid on, or, in the case of installments, will not commence until, the sixty-first (61st) day following your separation from service, or, if later, the Deferred Compensation Delayed Payment Date (as defined below).  Unless the Deferred Compensation Delayed Payment Date applies, any installment payments that would have been made to you during the sixty (60) day period immediately following your separation from service but for the preceding sentence will be paid to you on the sixty-first (61st) day following your separation from service and the remaining payments will be made as provided in this letter.

(c)
Further, if at the time of your termination of employment, you are a “specified employee” within the meaning of Section 409A, payment of such Deferred Compensation will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that you will receive payment on the first payroll date that occurs on or after the date that is six (6) months and one (1) day following your termination of employment, or your death, if earlier (the “Deferred Compensation Delayed Payment Date”).

3.
Limitation on Payments.  Notwithstanding anything in the Agreement to the contrary, if any payment or benefit you would receive from the Company pursuant to the Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (1) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (2) the Payment or a portion thereof, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greatest amount of the Payment.  If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount and no portion of such Payment is subject to the Excise Tax, reduction shall occur in the following order: first, reduction of cash payments, which shall occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; second, cancellation of accelerated vesting of equity awards, which shall occur in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first); and third, reduction of employee benefits, which shall occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced.  In no event will you have any discretion with respect to the ordering of payment reductions.

A nationally recognized certified professional services firm selected by the Company, the Company’s legal counsel or such other person or entity to which the parties mutually agree (the “Firm”) shall perform the foregoing calculations related to the Excise Tax.  The Company shall bear all expenses with respect to the determinations by the Firm required to be made hereunder.  For purposes of making the calculations required by this section, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999.  The Company and you will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this section.  The Firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and you within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at that time by the Company or you) or such other time as requested by the Company or you.  Any good faith determinations of the Firm made hereunder shall be final, binding, and conclusive upon the Company and you.